Exhibit 10(g)

Summary of Viacom Inc. Compensation for Outside Directors
(As of July 20, 2005)

Cash Compensation

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  An annual retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000;

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  The Chairs of the Audit, Compensation, Strategic Planning and Ad Hoc Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000;

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  The Chair of the Nominating and Governance Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500;

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  The Lead Independent Director receives an annual fee of $50,000, payable in equal installments quarterly in advance from the date of his or her appointment; and

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  The members of the Special Separation Committee will receive a one-time fee of $30,000 upon consummation of the transaction to create two separate publicly traded companies.

  Outside directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Non-Employee Directors, or any successor plan.

Equity Compensation

  Stock Options:

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  an initial grant of 10,000 stock options to purchase shares of Class B common stock on the date the director first joins the Board or becomes an outside director, which options vest one year from the date of grant; and

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  an annual grant of 4,000 stock options to purchase shares of Class B common stock on January 31 of each year, which options vest in equal installments over a period of three years.

  The exercise price of the stock options is the closing price of Viacom's Class B common stock on the New York Stock Exchange (NYSE) on the date of grant.

  Restricted Share Units (RSUs):

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  an initial grant of RSUs on May 26, 2005 (the date stockholder approval of the Viacom Inc. 2005 RSU Plan for Outside Directors was first received) equal to $55,000 in value based on the closing price of the Class B common stock on the NYSE on such date, which RSUs vest one year from the date of grant; and

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  an annual grant of RSUs on January 31st of each year equal to $55,000 in value based on the closing price of the Class B common stock on the NYSE on the date of grant, which RSUs vest one year from the date of grant.

  RSUs are payable to outside directors in shares of Class B common stock upon vesting unless the outside director elects to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B common stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) in accordance with the plan until the RSUs are settled, at which time the dividend equivalents are payable in shares of Class B common stock, with fractional shares paid in cash.